Exhibit 10.1

CONFIDENTIAL

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 1, 2011, by and between Exar Corporation, a Delaware corporation (the “Company”), and Louis DiNardo, an individual (the “Executive”).

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A. The Company desires that the Executive be employed by the Company as its Chief Executive Officer and President to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth, effective as of January 3, 2012 (the “Effective Date”).

B. The Executive desires to accept such employment on such terms and conditions.

C. This Agreement shall govern the employment relationship between the Executive and the Company from and after the Effective Date and supersedes and negates all previous agreements with respect to such relationship.

D. The Compensation Committee and the Board of Directors of the Company have approved this Agreement.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1. Retention and Duties.

1.1 Retention. As of the Effective Date, the Company does hereby hire, engage and employ the Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. As of the Effective Date, the Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2 Duties. During the Period of Employment, the Executive shall serve the Company as its President and Chief Executive Officer and shall have the powers, duties and obligations of management usually vested in the offices of president and chief executive officer of a corporation, subject to the directives of the Company’s Board of Directors (the “Board”). The Executive shall comply with the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s employee handbook, personnel policies, and business conduct and ethics policies, as they may change from time to time). The Executive will be appointed to the Board as of the Effective Date, and the Company agrees that so long as the Executive is serving as the Company’s Chief Executive Officer he will be nominated for election to the Board at each annual meeting of stockholders. The Executive may serve as an officer and/or member of the board of directors of one or more of the Company’s subsidiaries or affiliates (and this Agreement shall provide the

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exclusive compensation for all such services). During the Period of Employment, the Executive shall report solely to the Board. In connection with any termination of the Executive’s employment, unless otherwise requested by the Board, the Executive shall concurrently resign from the Board and from the Board (or other similar body) of any other members of the Company Group (as defined below) on which he then serves.

1.3 No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall both (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, and (ii) hold no other employment. The Executive’s service on the boards of directors (or similar body) of other business entities, or the provision of other services thereto, is subject to the prior written approval of the Board, which may not be unreasonably withheld. The Board acknowledges and agrees that the Executive may continue to serve on the board of directors of the companies identified in Exhibit A hereto, but shall resign from the board of directors of any other company for which he serves as a director prior to the Effective Date. The Company shall have the right to require the Executive to resign from any board or similar body on which he may then serve if the Board determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its affiliates, successors or assigns. Nothing in this Section 1.3 shall be construed as preventing the Executive from engaging in the investment of his personal assets. In addition, the Executive shall avoid all activities and other actions that might conflict with, or that might reasonably appear to conflict with, the interests of the Company.

1.4 No Breach of Contract. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; and (iii) that, except as set forth on Exhibit B hereto, the Executive is not bound by any confidentiality, trade secret or similar agreement with any other person or entity.

1.5 Location. The Executive acknowledges that the Company’s principal executive offices are currently located in Fremont, California. The Executive’s principal place of employment shall be the Company’s principal executive offices. The Executive agrees that he will be regularly present at the Company’s principal executive offices. The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company.

1.6 Indemnification Agreement. The Company and the Executive have executed and delivered the Indemnification Agreement attached hereto as Exhibit C (the “Indemnification Agreement”).

2. Period of Employment. The “Period of Employment” shall be a period of four (4) years commencing on the Effective Date and ending at the close of business on the four-year anniversary of the Effective Date, subject to earlier termination in accordance with the provisions of Section 5 below (the “Termination Date”).

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3. Compensation.

3.1 Base Salary. The Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. The Executive’s Base Salary for the first twelve (12) months of the Period of Employment shall be at an annualized rate of Five Hundred Thousand Dollars ($500,000). The Compensation Committee (as defined below) will review the Executive’s Base Salary at least annually and may in its sole discretion adjust the Executive’s Base Salary from the rate then in effect based on such review; provided that the Executive’s Base Salary shall not be less than the Base Salary set forth herein without the Executive’s consent.

3.2 Incentive Bonus. During the Period of Employment commencing with the Company’s fiscal year 2013, the Executive shall be eligible to receive an annual incentive bonus (“Incentive Bonus”). The Executive will not be entitled to any Incentive Bonus with respect to the Company’s fiscal year 2012. The Executive’s target Incentive Bonus amount for the fiscal years during the Period of Employment commencing with the Company’s 2013 fiscal year shall be 100% of the Executive’s Base Salary, unless the Board or the Compensation Committee of the Board (the “Compensation Committee”) sets a higher target Incentive Bonus for those years. The Executive’s Incentive Bonus for the Company’s 2013 fiscal year shall be payable in the form of an award of restricted stock units (“RSUs”) to be granted on the first day of the Company’s 2013 fiscal year, with the target number of RSUs subject to such award (the “Target RSUs”) to be determined by dividing (i) $500,000 by (ii) the closing price of a share of the Company’s common stock on the grant date. Twenty-five percent (25%) of the Target RSUs shall vest on the date that is six (6) months after the commencement of the 2013 fiscal year, subject to the Executive’s continued employment with the Company through the vesting date. An additional twenty-five (25%) of such Target RSUs shall vest on the last day of the Company’s 2013 fiscal year) (the “Anniversary Date”), subject to the Executive’s continued employment with the Company through the Anniversary Date. The remaining fifty percent (50%) of the Target RSUs shall be eligible to vest on the date that the Compensation Committee determines the vesting of RSU awards granted to the Company’s senior executives generally under the Company’s Fiscal Year 2013 Executive Incentive Compensation Program (the “Determination Date”) in accordance with the Company’s Fiscal Year 2013 Executive Incentive Compensation Program (subject to the Executive’s continued employment with the Company through the Determination Date) such that if the Compensation Committee determines that awards granted under the program shall vest based on Company performance as to a percentage of the target number of units subject to such awards that is greater than fifty percent (50%) (the “Incentive Plan Vesting Percentage”), the Executive shall vest in additional amount of Target RSUs on the Determination Date so that the total number of the Executive’s vested RSUs under the award (including the first and second installments comprising 50% of the Target RSUs previously paid to the Executive that vests as described above) shall equal the Target RSUs multiplied by the Incentive Plan Vesting Percentage. In payment of each RSU that vests pursuant to the foregoing provisions, the Executive shall be entitled to receive one share of the Company’s common stock (such payment to be made promptly and in all events within sixty (60) days after the applicable vesting date). If the Incentive Plan Vesting Percentage is 50% or less, the Executive will not be entitled to vest in

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any further Target RSUs under the Company’s Fiscal Year 2013 Executive Incentive Compensation Program. Any Target RSUs that are outstanding on the Determination Date and not vested after giving effect to the foregoing provisions shall terminate on the Determination Date. For each fiscal year during the Period of Employment after the 2013 fiscal year, the Executive’s Incentive Bonus shall be in an amount determined by the Compensation Committee in its sole discretion. The Executive may participate in recommending his individual performance goals and any corporate goals upon which his Incentive Bonus is based for each fiscal year, provided that the Compensation Committee shall ultimately set such goals. Except as otherwise provided in any annual incentive program adopted by the Compensation Committee in which the Executive participates, any Incentive Bonus shall be paid, subject to applicable withholdings and authorized deductions, as soon as practicable after the end of such fiscal year (and in all events within the applicable period prescribed for the payment of “short-term deferrals” as provided in Treasury Regulation Section 1.409A-1(b)(4)).

If the Company is required to prepare an accounting restatement due to its material noncompliance, as a result of misconduct (whether or not by the Executive), with any financial reporting requirement under the U.S. securities laws, the Executive shall reimburse the Company for any bonus or other incentive-based or equity-based compensation received by the Executive from the Company during the 12-month period following the first public issuance or filing with the U.S. Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement and any profits realized from the sale of securities of the Company during that 12-month period by the Executive. The provision in the immediately preceding sentence is intended to follow Section 304 of the Sarbanes-Oxley Act of 2002, and to the extent such Section 304 is hereafter amended or modified (whether by legislative, judicial or administrative action) to provide for reduced obligations of the Executive thereunder, the immediately preceding sentence shall be automatically similarly amended or modified, without the need of a written amendment hereof. In addition to the foregoing, any incentive compensation paid to the Executive shall be subject to the terms of any recoupment, clawback or similar policy adopted by the Company as it may be in effect from time to time, as well as any similar provisions of applicable law.

3.3 Equity Awards.

(a) Stock Option. Subject to this Section 3.3(a), the Company will grant to the Executive an option (the “Option”) to purchase 1,200,000 shares of the Company’s Common Stock, effective on the Effective Date. The exercise price per share for the Option will be equal to the closing price of a share of the Common Stock on the Effective Date. The Option will be granted pursuant to the “inducement grant” exception provided in Nasdaq Rule 5635(c) and will not be intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Except as expressly set forth herein, the Option will vest as follows:

(i)	with respect to 720,000 of the shares subject to the Option, the Option will vest as to 180,000 of such shares on the first anniversary of the Effective Date, and as to 1/36th of the remaining 540,000 shares underlying the Option each month thereafter on the same day of the month as the Effective Date, subject in each case to the Executive’s active and continuous service to the Company through the applicable vesting date, such that the Executive shall be fully vested in such portion of the Option shares after four years of active and continuous service to the Company from the Effective Date, and

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(ii)	with respect to 480,000 of the shares subject to the Option, the Option will be eligible to vest as to 120,000 of such shares on the last day of each of the Company’s 2013, 2014, 2015 and 2016 fiscal years, provided that the closing price of a share of the Company’s common stock (in regular trading) equals or exceeds the applicable Stock Price Threshold for a period of at least forty-five (45) consecutive trading days during such fiscal year (the “Stock Price Threshold Objective”), subject to the Executive’s active and continuous service with the Company through the last day of such fiscal year. Except with respect to the 2016 fiscal year, in the event that the Stock Price Threshold Objective is not achieved in a particular fiscal year, the Executive shall be eligible to vest in the portion of the Option applicable to such fiscal year (i.e. 120,000 shares) if the Stock Price Threshold Objective is achieved in the immediately following fiscal year (the “Roll-Over Fiscal Year”) and the Executive remains actively and continuously employed through the last day of the Roll-Over Fiscal Year. If the Stock Price Threshold Objective is not achieved in the Roll-Over Fiscal Year, the portion of the Option applicable to the prior fiscal year shall terminate as of the last day of theRoll-Over Fiscal Year. (By way of example, if the Stock Price Threshold Objective for the 2013 fiscal year is not achieved in that fiscal year, the Executive would be eligible to vest in 240,000 shares underlying the Option (i.e. 120,000 shares applicable to each of the 2013 and 2014 fiscal years) if the Stock Price Threshold Objective set forth below for the 2014 fiscal year is achieved; if the Stock Price Threshold Objective for the 2014 fiscal year is not achieved in the 2014 fiscal year, 120,000 shares underlying the Option (the portion of the Option applicable to the 2013 fiscal year) will terminate as of the last day of the 2014 fiscal year, but the Executive would be eligible to vest in 240,000 shares underlying the Option if the Stock Price Threshold Objective for the 2015 fiscal year is achieve during the 2015 fiscal year.) If the Stock Price Threshold for the 2016 fiscal year is not achieved in the 2016 fiscal year, the portion of the Option that remains unvested as of the end of the 2016 fiscal year shall terminate as of the last day of that fiscal year unless the Agreement is extended by a written agreement signed by the parties in which case the portion of the Option that remains unvested as of the end of the 2016 fiscal year shall vest if the Stock Price Threshold Objective is achieved for the 2017 fiscal year (as may be mutually agreed upon by the parties if this Agreement is extended) or will terminate if the Stock Price Threshold Objective is not achieved for the 2017 fiscal year. For these purposes, the “Stock Price Threshold” for a particular fiscal year shall be as follows:

Fiscal Year	Stock Price Threshold
2013	$7.50
2014	$9.00
2015	$12.00
2016	$15.00

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The maximum term of the Option will be seven (7) years from the date of grant of the Option. The Option may be granted as one or more separate grants as determined by the Compensation Committee, each such grant to be on the same terms (except as expressly set forth herein) as option grants made generally under the Company’s 2006 Equity Incentive Plan (the “Plan”), a copy of which is publicly available. Each such grant shall be subject to such further terms and conditions as set forth in a written stock option agreement to be entered into by the Company and the Executive to evidence the Option, such agreement(s) to be in the form(s) provided to the Executive prior to the execution of this Agreement. Each such agreement and any award agreement for any future option grant by the Company shall provide that, in the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason and subject to the terms of Sections 5.3(b) and 5.4 below, Executive shall have up to twelve (12) months following his Separation from Service (defined below) to exercise any vested stock options then held by Executive.

(b) Performance-RSU Award. At the first regular meeting of the Compensation Committee following the Effective Date, the Company will grant the Executive an award of 300,000 performance RSUs (the “RSU Award”). The RSU Award shall consist of three equal tranches of 100,000 RSUs (each, a “Tranche”), and will vest over three (3) years in each case as follows:

(i) with respect to the first Tranche, the Executive must be actively and continuously employed through the end of the 2015 fiscal year in order to vest one hundred percent (100%) (hence 33.3% per year) and the Company’s Earnings Before Interest and Taxes determined on a non-GAAP basis as the Company has historically reported such amounts to investors during earnings calls (“EBIT”) for each of the four (4) fiscal quarters during the 2013 fiscal year must exceed the EBIT level for the immediately preceding fiscal quarter;

(ii) with respect to the second Tranche, the Executive must be actively and continuously employed through the end of the 2016 fiscal year in order to vest one hundred percent (100%) (hence 33.3% per year) and (A) the Company’s EBIT for the 2014 fiscal year must be positive and equal to or greater than five percent (5%) of the Company’s AOP Revenues for the 2014 fiscal year: and (B) the Company’s revenue as determined in accordance with GAAP and as reported in the Company’s financial statements (“Revenue”) for the 2014 fiscal year must be equal to or greater than fiscal year 2013;

(iii) with respect to the third Tranche, Executive must be actively and continuously employed through the end of the 2017 fiscal year in order to vest one hundred percent (100%) (hence 33.3% per year) and (A) the Company’s EBIT for the 2015 fiscal year must be positive and equal to or greater than ten percent (10%) of the Company’s AOP Revenue for the 2015 fiscal year; and (B) the Company’s Revenue for the 2015 fiscal year must be equal to or greater than fiscal year 2014.

In each case, the Company’s EBIT level, Revenue level and the vesting of any Tranche shall be determined by the Compensation Committee. If the performance goals for a particular fiscal year set forth above are not achieved, the Tranche of RSUs applicable to that fiscal year shall terminate as of the last day of that fiscal year. The RSU Award shall be granted under the Plan and shall be subject to such further terms and conditions as set forth in a written award agreement to be entered into by the Company and the Executive to evidence the award.

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3.4 Director Compensation. During the Period of Employment, the Executive shall not be entitled to receive cash or equity compensation paid to outside directors of the Company and, instead, the Executive shall be compensated exclusively in accordance with the terms of this Agreement.

3.5 Relocation Expenses. The Executive agrees that (a) no later than four weeks following the Effective Date, he will lease temporary housing within eight (8) miles of the Company’s principal executive offices (the “Corporate Residence”), (b) during calendar 2012, he will reside in the Corporate Residence during the workweek (Monday through Friday) in order to devote substantially all of his time, energy and skill to the performance of his duties for the Company and avoid travel time from his principal residence in San Francisco, California; and (c) no later than four weeks following the Effective Date, he will provide documentation to the Company demonstrating that he has leased a Corporate Residence that complies with this Section 3.5. The Company shall pay or reimburse the Executive for his reasonable costs incurred in calendar 2012 in connection with leasing, moving into and living in the Corporate Residence and expenses incurred for use of his automobile for business purposes; provided that in no event shall the Company’s obligation with respect to such payments or reimbursements exceed $5,000 per month in 2012.

3.6 Sign-On Bonus. Upon his entering into this Agreement, the Executive shall be entitled to receive a sign-on bonus of $150,000, payable on or within thirty (30) days after the Effective Date (the “Sign-On Bonus”); provided, however, that in the event that, at any time within 12 months after the Effective Date, the Executive’s employment is terminated by the Company for Cause or by the Executive other than for Good Reason, the Executive shall immediately repay the amount of the Sign-On Bonus to the Company in full.

4. Benefits.

4.1 Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time; provided, however, that the Executive shall not be entitled to a duplication of benefits or payments provided to the Executive pursuant to this Agreement.

4.2 Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable business expenses that the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies (including submission of any documentation of such expenses required by such policies) in effect from time to time and provided that in all events any such reimbursement shall be made not later than the end of the calendar year following the year in which the related expense was incurred.

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4.3 Vacation and Other Leave. During the Period of Employment, the Executive shall accrue and be entitled to take paid vacation in accordance with the Company’s vacation policies in effect from time to time, including the Company’s policies regarding vacation accruals; provided that the Executive’s rate of vacation accrual during the Period of Employment shall be no less than three (3) weeks per year. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

5. Termination.

5.1 Termination by the Company. The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause (as defined in Section 5.5), or (ii) with no less than thirty (30) days advance notice to the Executive, without Cause, or (iii) in the event of the Executive’s death (which shall occur automatically upon such death), or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as defined in Section 5.5).

5.2 Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than sixty (60) days advance notice to the Company; provided, however, that in the case of a termination for Good Reason, the Executive may provide immediate written notice upon the Company failing to cure the event that constitutes Good Reason after the Executive has provided the Company written notice of the event constituting Good Reason and at least a thirty (30)-day period to cure.

5.3 Benefits Upon Termination. If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Company terminates is referred to herein as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a) The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 5.5);

(b) If, during the Period of Employment, the Executive’s employment with the Company terminates as a result of an Involuntary Termination (as defined in Section 5.5), and subject to the Executive signing, delivering and not revoking a general release as set forth in Section 5.4, the Company shall provide the following severance benefits to the Executive:

(i) The Company shall pay the Executive (in addition to the Accrued Obligations) an amount equal to 100% of the Executive’s Base Salary at the annual rate in effect on the Severance Date. Subject to Section 24.2, the Company shall pay such amount to the Executive in twelve (12) equal monthly installments, less tax withholdings and other authorized deductions, over a period of twelve (12) consecutive months, with the first installment payable in the month following the month in which the Executive’s Separation from Service (as such term is defined in Section 5.5) occurs.

(ii) The Company shall pay to Executive a pro rata portion of the Incentive Bonus that Executive would have been entitled to receive had he remained employed through the end of the

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fiscal year in which he was terminated in accordance with the terms of Section 3.2 above (the “Pro Rata Bonus”). The Pro Rata Bonus will be calculated in the same manner and paid at the same time that the Incentive Bonus would have been paid in accordance with Section 3.2 above, provided, however, that the Pro Rata Bonus shall be determined by multiplying the Incentive Bonus that would have been paid to the Executive by a fraction in which the numerator is the number of days that Executive was actively employed by the Company during the applicable fiscal year and the denominator is 365.

(iii) The Company shall pay the cost of the Executive’s premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for Executive (and, if applicable, Executive’s eligible dependents) as in effect immediately prior to the Severance Date, for a period commencing on the Severance Date and ending on the earlier to occur of (A) the date the Executive becomes eligible for medical coverage with another employer and (B) the 12-month anniversary of the Severance Date. To the extent that the payment of any COBRA premiums pursuant to this Section 5.3(b)(ii) are taxable to Executive, any payment due to Executive pursuant to this section shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The Executive’s right to payment of such premiums is not subject to liquidation or exchange for another benefit and the amount of such benefits that the Executive receives in one taxable year shall not affect the amount of such benefits that the Executive receives in any other taxable year.

(iv) As to each then-outstanding equity award then held by the Executive that vests based solely on the Executive’s continued service with the Company, the Executive shall vest in any portion of such award in which the Executive would have vested thereunder if the Executive’s employment with the Company had continued for twelve (12) months after the date of such termination. As to each then-outstanding equity award held by the Executive that is subject to performance-based vesting requirements, the vesting of such award will continue to be governed by its terms, provided that for purposes of any service-based vesting requirement under such award, the Executive’s employment with the Company will be deemed to have continued for twelve (12) months after the date of such termination.

(v) In the event that Executive’s employment with the Company terminates as a result of an Involuntary Termination within twelve (12) months following a Change of Control, the Company shall, in addition to the amounts in (i) and (ii) of this Section 5.3(b), (A) pay the Executive an amount equal to a pro-rated portion of the Executive’s target Incentive Bonus for the fiscal year in which the termination occurs (such payment to be made, subject to Section 24.2 and less tax withholdings and other authorized deductions, in a lump sum in the month following the month in which the Executive’s Separation from Service occurs); and (B) the Executive shall fully vest in any unvested shares subject to any option, restricted stock, restricted stock unit or any other form of equity award granted by the Company to the Executive (and all future awards shall include vesting acceleration provisions consistent with this Section 5.3(b)(iv)).

For purposes of clarity, in the event the Executive’s employment terminates upon the expiration of the Period of Employment, the Executive’s outstanding options shall continue to be governed in accordance with their terms (including, without limitation, the terms applicable to a termination of the Executive’s employment).

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Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under the Confidentiality Agreement and/or Section 7 or 8 of this Agreement at any time, from and after the date of such breach, (x) the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of any benefits provided in Section 5.3(b), and (y) the Executive will no longer be entitled to, and the Company will no longer be obligated to make available to the Executive or the Executive’s spouse or dependents any group health, life or other similar insurance plans or any payment in respect of such plans; provided, however, that if the Executive provides the release contemplated by Section 5.4, the Executive shall only be entitled to $5,000, which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s release contemplated by Section 5.4.

The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any). In no event shall the Company’s obligations to the Executive exceed the sum of the Accrued Obligations, the benefits provided in Section 5.3(b), if applicable, and the benefits contemplated by this paragraph, regardless of the manner of the Executive’s termination.

5.4 Release; Exclusive Remedy.

(a) This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option, restricted stock or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or any obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment (including with respect to the Option), the Executive shall, upon or within twenty-one (21) days following his last day of employment with the Company, provide the Company with a valid, executed general release agreement in a form attached hereto as Exhibit C (with such changes as may be reasonably required to such form to help ensure its enforceability in light of any changes in applicable law) , and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Company shall have no obligation to make any payment to the Executive pursuant to Section 5.3(b) (or otherwise accelerate the vesting of any equity-based award in the circumstances as otherwise contemplated by the applicable award agreement) unless and until the release agreement contemplated by this Section 5.4 becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations.

(b) The Executive agrees that the general release agreement described in Section 5.4(a) will require that the Executive acknowledge, as a condition to the payment of any benefits under Section 5.3(b), as applicable, that the payments contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in

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connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment, and the Executive will be required to covenant, as a condition to receiving any such payment (and any such accelerated vesting), not to assert or pursue any other remedies, at law or in equity, with respect to his employment or the termination of his employment. The Company and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

5.5 Certain Defined Terms.

(a) As used herein, “Accrued Obligations” means:

(i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

(ii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive on or before the Severance Date.

(b) As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board), (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee or director of the Company which is intended to result in substantial personal enrichment of the Executive or is reasonably likely to result in material harm to the Company, (ii) the Executive’s conviction of a felony or any other crime which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Executive which constitutes misconduct and is materially injurious to the Company, (iv) Executive’s unsatisfactory performance of his duties hereunder after receiving written notice from the Board and an opportunity to cure such performance deficiencies within 30 days of receiving such notice, or (v) continued willful violations by the Executive of the Executive’s obligations to the Company after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has willfully violated his obligations to the Company and at least thirty (30) days following delivery of such notice to cure any such violations if such violation is reasonably susceptible of cure.

(c) As used herein, “Change of Control” shall mean (i) any merger or consolidation of the Company in which the stockholders of the Company immediately prior to the transaction do not own more than fifty percent (50%) of the outstanding voting power of the Company (or its successor) immediately after such transaction, (ii) the sale of all or substantially all of the assets of the Company, or (iii) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.

(d) As used herein, “Disability” shall mean a physical or mental impairment which, as determined in good faith by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, taking into consideration any reasonable

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accommodation that does not impose an undue hardship on the Company, for more than 120 days in any twelve (12)-month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(e) As used herein, “Good Reason” shall mean the occurrence of, without Executive’s express written consent, a material reduction of the Executive’s duties, position or responsibilities relative to the Executive’s duties, position or responsibilities in effect immediately prior to such reduction or a material breach of this Agreement by the Company.

(f) As used herein, “Involuntary Termination” shall mean a termination of the Executive’s employment by the Company without Cause or a resignation by the Executive for Good Reason within sixty (60) days of the occurrence of the event constituting Good Reason (and after giving effect to the notice and cure periods provided under Section 5.2).

(g) As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5.6 Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7 Limitation on Benefits.

(a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received all of the Benefits (such reduced amount if referred to hereinafter as the “Limited Benefit Amount”). Unless the Executive shall have given prior written notice (to the extent such a notice does not result in any tax liability under Section 409A of the Code) specifying a different order to the Company to effectuate the Limited Benefit Amount, the Company shall reduce or eliminate the Benefits by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b) A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting

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firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Executive within five (5) days of the date of termination of the Executive’s employment, if applicable, or such other time as requested by the Company or the Executive (provided the Executive reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to any Benefits, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Benefits. Unless the Executive provides written notice to the Company within ten (10) days of the delivery of the Determination to the Executive that he disputes such Determination, the Determination shall be binding, final and conclusive upon the Company and the Executive.

6. Proprietary Information and Confidentiality Agreement. The Executive has executed and delivered the Proprietary Information and Confidentiality Agreement attached hereto as Exhibit E (the “Confidentiality Agreement”), and shall comply with its terms.

7. Confidentiality. The Executive shall not at any time (whether during or after the Executive’s employment with the Company), directly or indirectly, other than in the course of the Executive’s duties hereunder, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined in the Confidentiality Agreement). The Executive agrees that, upon termination of the Executive’s employment with the Company, all Confidential Information in the Executive’s possession that is in written, digital or in other tangible form (together with all copies or duplicates thereof, including any computer or electronically stored files, including but not limited to emails, power point presentations, pdf documents, excel spread sheets and other documents) shall be returned to the Company and shall not be retained by the Executive or furnished to any third party, in any form; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (a) was publicly known at the time of disclosure to the Executive, (b) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (c) is lawfully disclosed to the Executive by a third party.

8. Anti-Solicitation.

8.1 Business Relationships. During the Period of Employment and for a period of one (1) year thereafter, the Executive shall not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner or participant in any business, use or disclose the Company’s confidential or proprietary information to influence or attempt to influence customers, vendors, suppliers, joint venturers, associates, consultants, agents, or partners of the Company or any of its affiliates (collectively, the “Company Group”), to divert their business away from the Company Group, to any individual, partnership, firm, corporation or other entity then in competition with the business of any entity within the Company Group, and he will not otherwise use or disclose the Company’s confidential or proprietary information to materially interfere with any business relationship of any entity within the Company Group.

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8.2 Employees and Consultants. During the Period of Employment and for a period of one (1) year thereafter, the Executive shall not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto, an employee or consultant of an entity within the Company Group who earned annually $25,000 or more as an employee or consultant of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in the Company Group.

9. Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

10. Litigation/Audit Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive shall reasonably cooperate with the Company in connection with (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving any member of the Company Group with respect to matters relating to the Executive’s employment with or service as a member of the board of directors of any member of the Company Group (collectively, “Litigation”) or (b) any audit of the financial statements of any member of the Company Group with respect to the period of Executive’s employment with the Company (“Audit”). The Executive acknowledges that such cooperation may include, but shall not be limited to, the Executive making himself available to the Company Group (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of any member of the Company Group to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to any member of the Company Group pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of any member of the Company Group in a form and within a timeframe requested by the Board, with respect to the financial statements for the period in which the Executive was employed by the Company; and (v) turning over to the Company Group any documents relevant to any Litigation or Audit that are or may come into the Executive’s possession. The Company Group shall reimburse the Executive for reasonable travel expenses incurred in connection with providing the services under this Section 10, including lodging and meals, upon the Executive’s submission of receipts.

11. Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

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12. Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

13. Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

14. Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

15. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

16. Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Indemnification Agreement and all award agreements related to equity awards granted to the Executive by the Company, embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof from and after the Effective Date. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

17. Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

18. Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

19. Arbitration. Any controversy arising out of or relating to the Executive’s employment (whether or not before or after the expiration of the Period of Employment), any termination of the Executive’s employment, this Agreement, the Confidentiality Agreement, any currently in effect equity award agreements between Executive and the Company, the Indemnification Agreement, the enforcement or interpretation of any of such agreements, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of any such

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agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in Alameda County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc. or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction.

The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of the first paragraph of this Section 19.

The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs from the non-prevailing party (other than forum costs associated with the arbitration which in any event shall be paid by the Company).

Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section 19, the Executive and the Company acknowledge that any breach of any of the covenants or provisions contained in Section 7 or 8 of this Agreement or in the Confidentiality Agreement could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in Section 7 or 8 of this Agreement or in the Confidentiality Agreement or such other equitable relief as may be required to enforce specifically any of such covenants or provisions.

20. Insurance. The Company shall have the right at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering the Executive, and the Executive agrees to submit to any usual and customary medical examination and otherwise cooperate with the Company in connection with the procurement of any such insurance and any claims thereunder.

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21. Notices.

21.1 All notices, requests, demands, consents and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any such notice, request, demand, consent or other communication by the Board shall be made based on a resolution duly adopted by the Board (or an authorized committee thereof) and made to the Executive by the then serving Chairman of the Board or any other person authorized by the Board (or such committee) to make such communication. Any notice shall be duly addressed to the parties as follows:

(a) if to the Company:

Exar Corporation

48720 Kato Road

Fremont, CA 94538

Attn: Board of Directors

with a copy to:

Exar Corporation

48720 Kato Road

Fremont, CA 94538

Attn: Law Department

(b) if to the Executive, to the address most recently on file in the payroll records of the Company.

21.2 Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 21 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

23. Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so. The parties agree and acknowledge that O’Melveny & Myers LLP represents the Company (and not the Executive) in connection with this Agreement.

24. Code Section 409A.

24.1 It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any interest or additional

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tax imposed under Code Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax imposed by Code Section 409A, the Agreement shall be construed and interpreted in a manner to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

24.2 Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, to the extent any payment under Section 5.3(b) is deemed to be deferred compensation within the meaning of Section 409A of the Code that is payable as a result of a Separation from Service, then the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3(b) until the earlier of (i) the date which is six (6) months after Executive’s Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 24.2 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death). The provisions of this Section 24.2 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.

24.3 To the extent that any benefits pursuant to Section 5.3(b)(ii) or reimbursements pursuant to Section 3.6 or Section 4.2 are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

“COMPANY”

Exar Corporation, a Delaware corporation

By:	/s/ Richard L. Leza
Name:	Richard L. Leza
Title:	Chairman of the Board

“EXECUTIVE”

/s/ Louis DiNardo
Louis DiNardo

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EXHIBIT A

SynapSense Corporation

SoloPower Corporation

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EXHIBIT B

[IDENTIFY OTHER CONFIDENTIALITY AGREEMENTS

TO WHICH EXECUTIVE IS A PARTY]

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EXHIBIT C

[Indemnification Agreement]

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EXHIBIT D

[Form of Release Agreement]

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EXHIBIT E

[Confidentiality Agreement]